NOTICE RELATING TO OFFER TO PURCHASE FOR CASH

                            Any and All
                              of the

  Sterling Denominated 12 1/8% Senior Subordinated Notes due 2009

     ISIN US872353AB36, Common Code 010635365, CUSIP 872353AB3

                                of

                      TDL INFOMEDIA GROUP PLC

    TDL   Infomedia  Group  plc  (the  "Company")  announced   the
commencement  on  August  21, 2003 of an offer  to  purchase  (the
"Offer"),  all  of  the  Company's  outstanding  12  1/8%   Senior
Subordinated Notes due 2009 (the "Notes"), at 101% of the principal amount of the notes plus accrued and unpaid interest. Simultaneously, the Company is soliciting consents (the "Consent Solicitation") from the holders of the Notes to the offer to purchase (the "Holdings Offer") by TDL Infomedia Holdings plc ("Holdings") of all its outstanding 15.5% Senior Discount Notes due
2010.   The Offer and Consent Solicitation are expected to expire, unless extended or terminated by the Company, at 5.00 p.m., New York time, on September 19, 2003 (as such date may be extended, the "Expiration Date").

    The Requisite Consents for the Holdings Offer are the valid and unrevoked consent of holders of a majority in principal amount of the outstanding Notes. The failure of any holder of Notes to deliver a consent will have the same effect as if such holder had voted against permitting the Holdings Offer. Immediately following the Expiration Date, if the Requisite Consents have been received, Holdings will make the Holdings Offer.

    The Agent for the Offer and Consent Solicitation is The Bank of New York, and the Trustee for the Notes is The Bank of New York, London Branch. The statement of the Offer and Consent Solicitation (the "Offer to Purchase and Consent Solicitation") contains important information which should be read carefully before any decision is made with respect to the Offer. The Offer to Purchase and Consent Solicitation is available from, and
Holders may participate in the Offer through, The Bank of New York, at the contact details indicated below. The Offer to Purchase and Consent Solicitation is also available free of charge from the Paying Agent, Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg.

    This announcement does not constitute a recommendation regarding the Offer and Consent Solicitation. Holders should seek advice from an independent financial adviser as to the suitability of the transactions described herein for the individual concerned.

    In Luxembourg, copies of the Offer to Purchase and Consent Solicitation and the Letter of Transmittal may be obtained, free of charge, at the office of Luxembourg Agent at its address set forth below.

    All of the services offered in connection with the Offer, including those of the Agent, are available in Luxembourg.

                       THE BANK OF NEW YORK
By Overnight Courier:   By Hand:                  By Facsimile:
The Bank of New York    The Bank of New York      The  Bank of New
101 Barclay St.         101 Barclay St.           York
8th Floor               8th Floor                 Fax    No.    +1
New York, NY 10286      New York, NY 10286        (212) 298 1915
United    States    of  United States of America  (For Eligible
America                 Attention: Duong Nguyen   Institutions
Attention:       Duong  Confirm by Telephone:     Only)
Nguyen                  +1 (212) 815 3687         Attention:
Confirm by Telephone:                             Duong Nguyen
+1 (212) 815 3687                                 Confirm       by
                                                  Telephone:
                                                  +1   (212)   815
                                                  3687


                 KREDIETBANK S.A. LUXEMBOURGEOISE
                        Kredietbank S.A.
                         Luxembourgeoise
                        Attention: Corporate
                         Trust Office
                        43 Boulevard Royal
                        L-2955 Luxembourg
                        Facsimile: +352 47 921
                        Information and
                         Confirmation Telephone:
                         +352 47 2667